Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-136477) of Hawthorn Bancshares, Inc. of our report dated June 29, 2015, with respect to the financial statements of the Hawthorn Bancshares Profit Sharing 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2014.

/s/ BKD, LLP

BKD, LLP

St. Louis, Missouri

June 29, 2015